Exhibit 15.2

Date: April 25, 2025

BingEx Limited (the “Company”)

Building 6, Zhongguancun Dongsheng International Science Park

No.1 Yongtaizhuang North Road

Haidian District, Beijing 100192

People’s Republic of China

Dear Sir/Madam:

We hereby consent to the use of our name and the summary of our opinion under the headings, “Item 3. Key Information—D. Risk Factors,” “Item 4. Information on the Company—C. Organizational Structure,” and “Item 10. Additional Information—E. Taxation” included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2024 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of April 2025, and further consent to the incorporation by reference of the summary of our opinion under these headings into the Registration Statement on Form S-8 (File No. 333-285105) pertaining to the Company’s Share Incentive Plan and 2024 Share Incentive Plan. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Very truly yours,

/s/ Han Kun Law Offices
Han Kun Law Offices